Exhibit 3.1

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 4
Carson City, Nevada 89701-4520
(775) 684 5708
Website: www.nvsos.gov

Filed in the office of
Ross Miller
Secretary of State
State of Nevada

Document Number	20090709846-45
Filing Date and Time	09/29/2009 10:00 AM
Entity Number	E0520572009-9

Articles of Incorporation
(PURSUANT TO NRS CHAPTER 78)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

1. Name of Corporation:	China Dongfang Healthcare Group Inc.
2. Registered Agent for Service of Process: (check only one box)	[X] Commercial Registered Agent: CSC Services of Nevada, Inc. (Name) [ ] Noncommercial Registered Agent (name and address below) OR [ ] Office or Position with Entity (name and address below) Name of Noncommercial Registered Agent OR Name of Title of Office or Other Position with Entity Street Address / City / Nevada / Zip Code Mailing Address (if different from street address) / City / Nevada / Zip Code
3. Authorized Stock: (number of shares corporation is authorized to issue)	Number of shares with par value: 220,000,000 · Par value per share: $ .0001 · Number of shares without par value: 0
4. Names and Addresses of the Board of Directors/Trustees: (each Director/Trustee must be a natural person at least 18 years of age; attach additional page if more than two directors/trustees)	1) Xu Jianping (Name) No. 8, Shian South Road, Shijing Town (Street Address) · Guangzhou, Baiyun Dist. (City) · (State) · China (Zip Code) 2) (Name) (Street Address) · (City) · (State) · (Zip Code)
5. Purpose: (optional; see instructions)	*The purpose of the corporation shall be:* To conduct any lawful activity in accordance with applicable law.
6. Name, Address and Signature of Incorporator: (attach additional page if more than one incorporator)	Xu Jianping (Name) · X [signature] (Incorporator Signature) No. 8, Shian South Road, Shijing Town (Address) · Guangzhou, Baiyun Dist. (City) · (State) · China (Zip Code)
7. Certificate of Acceptance of Appointment of Registered Agent:	*I hereby accept appointment as Registered Agent for the above named Entity.* X [signature] (Authorized Signature of Registered Agent or On Behalf of Registered Agent Entity) · 9-29-09 (Date)

This form must be accompanied by appropriate fees.

Nevada Secretary of State NRS 78 Articles
Revised: 4-10-09

China Dongfang Healthcare Group Inc. (the “Corporation”)
Addendum to Articles of Incorporation
Continuation Page 2

Article 8:                                The Corporation shall have perpetual existence.

Article 9:                                The Corporation shall have the general and specific powers set forth in Nevada Revised Statutes (“NRS”) sections 78.060, 78.065 and 78.070, as in existence on the date hereof, or as may be hereafter amended, but only to the extent that any amendment to such statutes does not limit or have the effect of limiting, in whole or in part, any of the foregoing general or specific powers of the Corporation.

Article 10:                                The total number of shares of capital stock that the Corporation shall be authorized to issue shall be two hundred twenty million (220,000,000), which shall consist of (i) two hundred million (200,000,000) shares of common stock, par value $.0001 per share (the “Common Stock”), and (ii) twenty million (20,000,000) shares of preferred stock, par value $.0001 per share (the “Preferred Stock”).  The rights and powers of the Common Stock and the Preferred Stock shall be as provided below.

(a)           Rights and Powers of Common Stock.

(1)
Each share of Common Stock issued and outstanding shall be identical in all respects to each other share of Common Stock, and no dividends shall be paid on any shares of Common Stock unless the same dividend is paid on all shares Common Stock outstanding at the time of such payment.

(2)
Except for and subject to those rights expressly granted to the holders of the Preferred Stock, or except as may be provided by Chapter 78 of the NRS (the “Nevada Corporation Law”), the holders of Common Stock shall have exclusively all other rights of stockholders including, but not by way of limitation:

a.	the right to receive dividends, when, as and if declared by the Board of Directors out of assets lawfully available therefor; and
b.
in the event of any distribution of assets upon the liquidation, dissolution or winding-up of the Corporation or otherwise, the right to receive ratably and equally all the assets and funds of the Corporation remaining after payment to the holders of the Preferred Stock of the specific amounts which they are entitled to receive upon such liquidation, dissolution or winding up of the Corporation as herein provided.

(3)
Each holder of shares of Common Stock shall be entitled to one vote for each share of such Common Stock held by such holder, and voting power with respect to all classes of securities of the Corporation shall be vested solely in the Common Stock, other than as specifically provided in the Corporation’s Articles of Incorporation, as it may be amended, restated or amended and restated, or any resolutions adopted by the Board of Directors pursuant thereto, with respect to the Preferred Stock.

China Dongfang Healthcare Group Inc. (the “Corporation”)
Addendum to Articles of Incorporation
Continuation Page 3

(b)           Rights and Powers of Preferred Stock. Authority is hereby vested in the Board of Directors of the Corporation to prescribe the issuance of Preferred Stock in one or more classes or series, and in connection therewith to establish by resolution of the Board of Directors, the class or series of Preferred Stock, the number of each such class or series of Preferred Stock and the voting powers, designations, preferences, limitations, restrictions and relative rights of each class or series of Preferred Stock, to the fullest extent now or hereafter permitted by the Nevada Corporation Law.

Without limiting the generality of the foregoing paragraph, the authority of the Board of Directors with respect to each class or series of Preferred Stock shall include, without limitation, the determination of any of the following matters: (a) the number of shares constituting such class or series and the designation thereof to distinguish the shares of such class or series from the shares of all other classes or series; (b) the rights of holders of shares of such class or series to receive dividends thereon and the dividend rates, the conditions and time of payment of dividends, the extent to which dividends are payable in preference to, or in any other relation to, dividends payable on any other class or series of stock, and whether such dividends shall be cumulative or noncumulative; (c) the terms and provisions governing the redemption of shares of such class or series, if such shares are to be redeemable; (d) the terms and provisions governing the operation of retirement or sinking funds, if any; (e) the voting power of such class or series, whether full, limited or none; (f) the rights of holders of shares of such class or series upon the liquidation, dissolution or winding up of, or upon distribution of the assets of, the Corporation; (g) the rights, if any, of holders of shares of such class or series to convert such shares into, or to exchange such shares for, any other class of stock, or of any series thereof, and the prices or rates for such conversions or exchanges, and any adjustments thereto; and (h) any other preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions of such class or series.  The shares of each class or series of Preferred Stock may vary from the shares of any other class or series of Preferred Stock as to any of such matters.

(c)           Issuance of Common Stock and Preferred Stock. The Board of Directors of the Corporation may from time to time authorize by resolution the issuance of any or all shares of Common Stock and Preferred Stock herein authorized in accordance with the terms and conditions set forth in these Articles of Incorporation for such purposes, in such amounts, to such persons, corporations or entities, for such consideration and, in the case of the Preferred Stock, in one or more classes or series, as the Board of Directors in its discretion may determine and without any vote or other action by any of the stockholders of the Corporation, except as otherwise required herein or by law.

(d)           No Liability of Stockholders for Debts and Liabilities of the Corporation.  The capital stock of the Corporation, after the fixed consideration thereof has been paid or performed, shall not be subject to assessment, and the stockholders of the Corporation shall not be individually liable for the debts and liabilities of the Corporation.

China Dongfang Healthcare Group Inc. (the “Corporation”)
Addendum to Articles of Incorporation
Continuation Page 4

Article 11:  The business of the Corporation shall be managed under the direction of a Board of Directors.  The Board of Directors shall initially consist of one (1) person.  The number of directors of the Corporation may from time to time be increased or decreased by a resolution of the Board of Directors fixing the number of directors without any amendment to the Articles of Incorporation or Bylaws of the Corporation.  A majority of the members of the Board of Directors in office, present at any meeting of the Board of Directors duly called, whether regular or special, shall constitute a quorum for the transaction of business at such meeting, unless the Bylaws of the Corporation otherwise provide.

Article 12:  The Corporation reserves the right to increase or decrease its authorized capital stock, or any class or series thereof, and to reclassify the same, and to amend, alter, change or repeal any provision contained in these Articles of Incorporation under which the Corporation is organized or in any amendment thereto, in the manner now or hereafter prescribed by law, and all rights conferred upon stockholders in these Articles of Incorporation or any amendment thereto are granted subject to the aforementioned reservation.

Article 13:  The Board of Directors shall have the power at any time, and from time to time, to adopt, amend and repeal any and all Bylaws of the Corporation.  Unless and to the extent otherwise provided in the Bylaws, the authority to adopt, amend or repeal the Bylaws of the Corporation is granted exclusively to the Board of Directors.

Article 14:  The individual liability of a director or officer of the Corporation to the Corporation or its stockholders or creditors for any damages as a result of any act or failure to act in the director’s or officer’s capacity as such shall be limited to the fullest extent provided or permitted by the Nevada Corporation Law.  Any repeal or modification of this Article 14 by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the individual liability of a director or officer of the Corporation for acts or omissions prior to such repeal or modification.

Article 15:  Except to the extent limited or denied by NRS section 78.265, stockholders shall have no preemptive right to acquire unissued shares, treasury shares or securities convertible into or exercisable or exchangeable for such shares, of the Corporation.

Article 16:  Unless otherwise provided in the Bylaws, the provisions of NRS sections 78.378 to 78.3793, inclusive, regarding the acquisition of controlling interests in the Corporation, shall not apply to the Corporation or the acquisition of a controlling interest by any stockholder of the Corporation.  Furthermore, the Corporation expressly elects not to be governed by the provisions of NRS sections 78.411 to 78.444, inclusive, regarding business combinations with interested stockholders.